Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-170314 and 333-170341-01 of our report dated August 5, 2011 related to the financial statements of BNP Paribas Quantitative Strategies, LLC as of December 31, 2010 and for the period from April 30, 2010 (date of inception) to December 31, 2010, appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York

November 29, 2011